Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated September 23, 2016, with respect to the July 31, 2016 financial statements of the Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson Strategic Income Fund and Henderson US Growth Opportunities Fund, each a series of Henderson Global Funds, incorporated by reference in the Registration Statement (Form N-14 No. 333-215395) and related Proxy Statement/Prospectus of Janus Investment Fund.

/s/ Ernst & Young LLP

Chicago, Illinois

February 16, 2017